Exhibit 10.29

LETTERHEAD

HEMACARE CORPORATION
THERAPEUTIC APHERESIS SERVICE AGREEMENT

This Agreement is entered into this 30 day of January 2003 (effective date), between HemaCare Corporation ("HemaCare") 21101 Oxnard Street, Woodland Hills, CA 91367, and Kenneth Norris Jr. Cancer Hospital ("Hospitals") located in Los Angeles, California. This Agreement shall continue, month-to-month, from the effective date, and may be terminated by either party upon thirty (30) days prior written notice.

DESCRIPTION OF SERVICES

HemaCare provides Therapeutic Hemapheresis (TA) and Stem Cell services to Hospitals and health care facilities upon the order of a Hospital staff physician when a physician determines service is clinically indicated.

To address the clinical needs of patients, HemaCare can provide the following services:

▶ Therapeutic Plasma Exchange (Plasmapheresis)

▶ White cell reduction (Leukapheresis)

▶ Platelet reduction (Plateletcytapheresis)

▶ Red cell exchange/reduction (Erythrocytapheresis)

▶ Peripheral Blood Stem Cell Collection

▶ lmmunoadsorption

▶ Photopheresis

Professional supervision of apheresis services will be provided by qualified physicians who are on staff at the Hospital and who have completed designated clinical training requirements of HemaCare's Educational Services Department.

I. HEMACARE AGREES TO:

A. Provide TH services seven days a week, 24 hours a day. Response time requires 24-hour prior notice from Hospital for regularly scheduled cases, Emergency services requested with less than 24-hour notice will be provided subject to prior commitment.

B. Stem cell collection to be scheduled with 24-hour prior notice.

B. Stem cell collection to be scheduled with 24-hour prior notice.

C. Provide cell separator instrumentation in compliance with all applicable regulatory standards. HemaCare will be responsible to assure that the stated equipment is maintained in accordance with manufacturer's recommendations. All equipment will be available to the Hospital biomedical department, prior to use, to obtain authorization for use within the Hospital. Documentation of preventative maintenance will be kept at HemaCare's office and will be available for inspection by Hospital upon request.

D. Provide all disposable supplies required for a TA and stem cell procedure and comply with Hospital's regulations for the disposal of such supplies and waste products.

E. Provide all replacement fluids and solutions used in the TA and stem cell procedure, as specified by the physician ordering the procedure.

F. Assure that all nurses will have current state licenses, current CPR certification and annual health clearance as required by Title 22.

G. Assure that all nurses undergo training and will perform services in accordance with HemaCare's Standard Operating Procedures, and are knowledgeable of and comply with patient's rights as defined in the California Administrative Code.

H. Assume sole and exclusive responsibility for payment of all HemaCare staff wages, withholding of all federal and state taxes, unemployment insurance and maintaining worker's compensation coverage in an amount and under such terms as are required by the California Labor Codes.

I. Maintain Standard Operating Procedures governing all activities in compliance with regulatory agencies.

J. Utilize written orientation material when provided by the Hospital to assure that all HemaCare personnel providing direct care to patients are instructed in the Hospital's procedures. HemaCare personnel will comply with Hospital's emergency, fire or other disaster policies.

K. A procedure will be discontinued if a power failure lasts longer than thirty (30) minutes.

L. Maintain professional liability insurance and will deliver to the Hospital a certificate of insurance evidencing the coverage of $2,000,000 per claim and annual aggregation of $5,000,000.

M. Provide equal employment opportunities for all qualified employees and applicants and will not discriminate on the basis of race, color, sex, age, religion, national origin or handicap in providing service under this agreement.

N. Access to all Books and Records by the Secretary of the Department of Health and Human Services or his designee pertaining to the provision of services by HemaCare Corporation under this Agreement and in accordance with Section 952 of the Omnibus Reconciliation Act of 1980.

II. HOSPITAL AGREES TO:

A. Maintain professional and administrative responsibility for the care of its patients except as otherwise defined within this agreement as an obligation of HemaCare.

B. Provide request/order to HemaCare for services 24 hours in advance, except in emergency (life-threatening) situations.

C. Provide verification that Hospital's biological waste disposal system complies with, and is approved by, local, State or Federal agencies.

D. Provide a facility orientation packet to include emergency and internal communication procedures.

E. Provide payment in full to HemaCare within 30 days of receipt of invoice and in accordance with HemaCare's current Therapeutic Apheresis Fee Schedule (attached as Exhibit 1). The Fee Schedule may be amended with 30 days prior written notice to the Hospital.

III. INDEMNIFICATION

A. HemaCare is an independent contractor and not a partner or joint venture with Hospital. HemaCare agrees to indemnify Hospital against, and hold it harmless from, any and all liabilities resulting from negligence in rendering services hereunder by HemaCare, its agents or employees.

B. Hospital agrees to indemnify HemaCare against and hold it harmless from any and all liabilities resulting from negligence in rendering such services by Hospital, its agents or employees.

C. The persons signing this agreement on behalf of their respective parties represent that they have the authority to enter into this agreement.

D. This agreement shall be construed under the laws of the State of California.

For information contact:	Nurit Degani, RN, BS, HP (ASCP) Director of Therapeutic Services HemaCare Corporation 21101 Oxnard Street Woodland Hills, CA 91367 818-728-8873 or 818-251-5315

For Hospital:	For HemaCare:

/s/ Catherine VanWert	/s/ Nurit Degani

Catherine VanWert	Nurit Degani
Type or Print Name	Type or Print Name

Associate Administrator	Director of Therapeutic Services
Title	Title

January 30, 2003	January 28, 2003
Date	Date

Exhibit 1

THERAPEUTIC APHERESIS SERVICES FEE SCHEDULE
KENNETH NORRIS JR. CANCER HOSPITAL

Base Fee Per Procedure:
	Therapeutic Plasma Exchange	$[●]1
	Therapeutic Cytapheresis	$[●]
	Autologous Stem Cells Harvesting	$[●]
	lmmunoadsorption Column	$[●]
	Photopheresis	$[●]
Includes all equipment, disposables, saline, anticoagulants, procedure time (up to five hours) on orders received with at least 24 hours notice.
Supplemental Fees:
	Protein Replacement Fluids (per unit)	$[●]
	Initial Patient Set-up	$[●]
	Weekend/Holiday Procedure	$[●]
	Emergency Procedure (less than 24 hours notice)	$[●]
	Extended Procedure Time (over 5 hours) per half hour	$[●]
	Filter 20 Micron	$[●]
	Catheter Dressing Kit	$[●]
Canceled Procedure Fees:
•	Procedure canceled with less than 2 hours notice to HemaCare	$[●]
•	Procedure canceled before access is achieved:
	Basic set-up charge	$[●]
	RN time (per half hour)	$[●]
•	lmmunoadsorption Column
	As above plus Column charge	$[●]
•	Photopheresis
	As above plus photopheresis supply charge	$[●]
Non-Completion (Aborted Procedure):
•	Procedure terminated alter collection has begun, but prior to completion as ordered.
	Basic set-up charge	$[●]
	RN time (per half hour)	$[●]
Plus additional supplies used.

Procedure will be charged at full rate if 500 cc (or more) of plasma has been collected.

1 Terms represented by this symbol are considered confidential. These confidential terms have been omitted pursuant to a Confidential Treatment Request filed with the Securities and Exchange Commission (“SEC”) and have been filed separately with the SEC.